SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                         (Amendment No. _________)1




                                 AMF BOWLING, INC.
-----------------------------------------------------------------------------
                                (Name of Issuer)

                       Common Stock, par value $0.01 per share
-----------------------------------------------------------------------------
                          (Title of Class Securities)

                                  03113V 10 9
                                  -----------
                                (CUSIP Number)

                                ______________


1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03113V 10 9            13G               Page   2   of   16  Pages

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Blackstone Capital Partners II Merchant Banking Fund L.P.


  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /_/

                                                                        (b) /x/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware


               5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   4,141,761.12
 BENEFICIALLY
   OWNED BY    6   SHARED VOTING POWER
    EACH
  REPORTING                 Not applicable
   PERSON
    WITH
               7   SOLE DISPOSITIVE POWER

                            4,141,761.12

               8   SHARED DISPOSITIVE POWER

                            Not applicable

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,141,761.12


 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /_/

              Not applicable

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.9%

 12   TYPE OF REPORTING PERSON*

              PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03113V 10 9           13G              Page   3   of   16   Pages

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Blackstone Offshore Capital Partners II L.P.


  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /_/

                                                                        (b) /x/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION


              Cayman Islands


               5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   1,210,342.90
 BENEFICIALLY
  OWNED BY     6   SHARED VOTING POWER
    EACH
  REPORTING                 Not applicable
   PERSON
    WITH
               7   SOLE DISPOSITIVE POWER

                            1,210,342.90

               8   SHARED DISPOSITIVE POWER

                            Not applicable

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,210,342.90


 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /_/

              Not applicable

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.0%

 12   TYPE OF REPORTING PERSON*

              PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03113V 10 9             13G             Page  4   of   16   Pages

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Blackstone Family Investment Partnership II L.P.


  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /_/

                                                                        (b) /x/
  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware


               5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   410,706.60
 BENEFICIALLY
  OWNED BY     6   SHARED VOTING POWER
    EACH
  REPORTING                 Not applicable
   PERSON
    WITH
               7   SOLE DISPOSITIVE POWER

                            410,706.60

               8   SHARED DISPOSITIVE POWER

                            Not applicable

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              410,706.60


 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /_/

              Not applicable

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.1%

 12   TYPE OF REPORTING PERSON*

              PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03113V 10 9            13G               Page  5   of   16  Pages

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Blackstone Management Associates II L.L.C.


  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) /_/

                                                                        (b) /x/

  3   SEC USE ONLY


  4   CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware


               5   SOLE VOTING POWER
  NUMBER OF
   SHARES                   0
 BENEFICIALLY
   OWNED BY    6   SHARED VOTING POWER
    EACH
  REPORTING                 5,762,806.62
   PERSON
    WITH
               7   SOLE DISPOSITIVE POWER

                            0

               8   SHARED DISPOSITIVE POWER

                            5,762,806.62

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,762,806.62


 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /_/

              Not applicable

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.7%

 12   TYPE OF REPORTING PERSON*

              OO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).   Name of Issuer:

             AMF Bowling, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             8100 AMF Drive
             Richmond, Virginia  23111


Item 2(a).   Name of Person Filing:

             Blackstone Capital Partners II Merchant Banking Fund L.P. Blackstone Offshore Capital Partners II L.P.
             Blackstone Family Investment Partnership II L.P.
             Blackstone Management Associates II L.L.C.

Item 2(b).   Address of Principal Business Office, or, if none, Residence:

             The address of the principal business office of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Family Investment Partnership II L.P. and Blackstone
             Management Associates II L.L.C is

                 345 Park Avenue
                 New York, New York 10154

             The address of the principal business office of Blackstone Offshore Capital Partners II L.P. is

                  c/o Mees Pierson Management (Cayman)
                  British American Center
                  Dr. Roy's Drive
                  Georgetown
                  Grand Cayman, British West Indies

Item 2(c).   Citizenship:

             See Row 4 of each cover page.


Item 2(d).   Title of Class of Securities:

             Common Stock, par value $.01 per share

Item 2(e).   CUSIP Number:

             03113V 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


         (a)    /__/     Broker or Dealer registered under Section 15 of the
                         Act,

         (b)    /__/     Bank as defined in Section 3(a)(6) of the Act,

         (c)    /__/     Insurance Company as defined in Section 3(a)(19) of
                         the Act,

         (d)    /__/     Investment Company registered under Section 8 of the
                         Investment Company Act,

         (e)    /__/     Investment Adviser registered under Section 203 of
                         the Investment Advisers Act of 1940,

         (f)    /__/     Employee Benefit Plan, Pension Fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see
                         13d-1(b)(1)(ii)(F),

         (g)    /__/     Parent Holding Company, in accordance with
                         Rule 13d-1(b)(ii)(G); See Item 7,

         (h)    /__/     Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                              Not applicable


Item 4.  Ownership.

         (a)  Amount beneficially owned:

                          Blackstone Capital Partners II Merchant Banking Fund
                 L.P., a Delaware limited partnership ("BCP II"), is the record holder of 4,141,761.12 shares of the identified class of securities; Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership ("BOCP II"), is the record holder of 1,210,342.90 shares of the
                 identified class of securities; and Blackstone Family Investment Partnership II L.P., a Delaware limited partnership ("BFIP II"), is the record holder of 410,706.60 shares of the identified class of securities. As the sole general partner of each of BCP II and BFIP II and the sole investment general partner of BOCP II, Blackstone Management Associates II L.L.C., a Delaware limited liability company ("BMA II"), may be deemed to be a beneficial owner of
                 5,762,806.62 shares of the identified securities.   Peter G.
                 Peterson, Stephen A. Schwarzman, David A. Stockman, Michael
                 B. Hoffman, James J. Mossman, Arthur B. Newmann, Anthony Grillo, J. Tomilson Hill, Mark T. Gallogly, Glenn H. Hutchins, Howard A. Lipson, Thomas J. Saylak, John Z.
                 Kukral, Michael A. Puglisi, Kenneth C. Whitney and Timothy
                 R. Coleman are the members of BMA II, and in such capacity may be deemed to share beneficial ownership of any securities beneficially owned by BMA II, but they disclaim any such beneficial ownership.

         (b)  Percent of Class:

                 See Row 11 of each cover page, which is based on Row 5 of each cover page. See Item 4(a).

         (c)  Number of shares as to which such person has:

         (i)  Sole power to vote or direct the vote

                    See Row 5 of each cover page.

         (ii)  Shared power to vote or direct the vote

                    See Row 6 of each cover page.

         (iii) Sole power to dispose or to direct the disposition of

                    See Row 7 of each cover page.

         (iv)  Shared power to dispose or to direct the disposition of

                    See Row 8 of each cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         See Item 4(a) above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                 Blackstone Management Associates II L.L.C., a Delaware limited liability company ("BMA II"), is the sole general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership ("BCP II"), and Blackstone Family Investment Partnership II L.P., a Delaware limited partnership ("BFIP II"), and the sole investment general partner of Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership ("BOCP II"), and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA II disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. Because BMA II is a general partner of each of BCP II, BOCP II and BFIP II and because BCP II, BOCP II and BFIP II acted together in their acquisition of the securities held by such limited partnerships, BCP II, BOCP II and BFIP II may be deemed to be a member of "group" in relation to their respective investments in AMF Bowling, Inc. BCP II, BOCP II and BFIP II do not affirm the existence of a group.

Item 9.  Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 Not applicable.

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           BLACKSTONE CAPITAL PARTNERS II
                                             MERCHANT BANKING FUND L.P.

                                           By: Blackstone Management Associates
                                           II L.L.C., general partner


                                           By: /s/ Stephen A. Schwarzman
                                               -------------------------------
                                               Stephen A. Schwarzman
                                               Member

Dated:  February 13, 1998

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           BLACKSTONE OFFSHORE CAPITAL
                                             PARTNERS II L.P.

                                           By: Blackstone Management Associates
                                           II L.L.C., general partner


                                           By: /s/ Stephen A. Schwarzman
                                               --------------------------------
                                               Stephen A. Schwarzman
                                               Member

Dated:  February 13, 1998

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           BLACKSTONE FAMILY INVESTMENT
                                             PARTNERSHIP II L.P.

                                           By: Blackstone Management Associates
                                           II L.L.C., general partner


                                           By: /s/ Stephen A. Schwarzman
                                               --------------------------------
                                               Stephen A. Schwarzman
                                               Member

Dated:  February 13, 1998

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           BLACKSTONE MANAGEMENT ASSOCIATES II
                                             L.L.C.


                                           By: /s/ Stephen A. Schwarzman
                                               -------------------------------
                                               Stephen A. Schwarzman
                                               Member

Dated:  February 13, 1998

                                   EXHIBITS



Exhibit 1-  Joint Filing Agreement.

                                                                     Exhibit 1


                            JOINT FILING AGREEMENT

                 We the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. This Agreement may be included as an exhibit to such joint filing.

                                           BLACKSTONE CAPITAL PARTNERS II
                                             MERCHANT BANKING FUND L.P.


                                           By: Blackstone Management Associates
                                                II L.L.C., general partner


                                           By: /s/ Stephen A. Schwarzman
                                               --------------------------------
                                               Stephen A. Schwarzman
                                               Member


                                           BLACKSTONE OFFSHORE CAPITAL PARTNERS
                                             II L.P.

                                           By: Blackstone Management Associates
                                                II L.L.C., general partner


                                           By: /s/ Stephen A. Schwarzman
                                               --------------------------------
                                               Stephen A. Schwarzman
                                               Member


                                           BLACKSTONE FAMILY INVESTMENT
                                             PARTNERSHIP II L.P.

                                           By: Blackstone Management Associates
                                                II L.L.C., general partner


                                           By: /s/ Stephen A. Schwarzman
                                               --------------------------------
                                               Stephen A. Schwarzman
                                               Member


                                           BLACKSTONE MANAGEMENT ASSOCIATES II
                                             L.L.C.


                                           By: /s/ Stephen A. Schwarzman
                                               --------------------------------
                                               Stephen A. Schwarzman
                                               Member